Exhibit 4.2

State of Delaware

Certificate of Merger of

NEW PW MERGER SUB, INC.

INTO

PRIMO WATER CORPORATION

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Primo Water Corporation, and the name of the corporation being merged into this surviving corporation is NEW PW MERGER SUB, INC.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Primo Water Corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be amended as follows:

1)	ARTICLE I of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

The name of this corporation is Primo Water Operations, Inc. (the “Corporation”).

2)	The first sentence of ARTICLE IV, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 200 shares, consisting of (a) 100 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (b) 100 shares of Common Stock, par value $0.001 per share (“Common Stock”).

3)	ARTICLE V, Section 5.2(b) of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

(b) RESERVED.

Exhibit 4.2

4)	The Certificate of Incorporation shall be amended by adding ARTICLE IX immediately following ARTICLE VIII to read in its entirety as follows:

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of New PW Holdco, Inc. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

FIFTH: The merger is to become effective at 11:58 p.m. Eastern Time on May 18, 2017.

SIXTH: The Agreement and Plan of Merger is on file at 101 North Cherry Street, Suite 501, Winston-Salem, NC 27101, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

[signature page follows]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 18th day of May, 2017.

By:	/s/ David J. Mills
Name: David J. Mills
Title: Vice President

[Signature Page – Certificate of Merger]